EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is dated this 30th day of June 1999, by and between ALPNET, Inc., a Utah corporation (the "Purchaser" or "ALPNET"), Verlagsgruppe Beleke KG ("Beleke"), Dr. Klemens Waldhor, Dr. Gerhard Heyer, Ms. Sigrun Schuster, and EP Beteiligungs GbR (the "Individual Sellers"), and EP Electronic Publishing Partners GmbH, a German corporation ("EP"). Beleke and the Individual Sellers are hereinafter referred to collectively as the "Sellers."

                            R  E  C  I  T  A  L  S:
                            -  -  -  -  -  -  -  -

     A. The Sellers are the owners of 100% of the shares in the registered capital ("Geschftsanteile") of EP (the "EP Shares").

     B. The Sellers desire to sell and Purchaser desires to acquire the EP Shares on the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, obligations and representations set forth herein, the parties agree as follows:

SECTION 1.  AGREEMENT FOR SALE AND PURCHASE, PURCHASE PRICE
-----------------------------------------------------------

     The Sellers agree to sell to Purchaser and Purchaser agrees to buy from the Sellers the EP Shares. The total purchase price for the EP Shares owned by Beleke shall be One Hundred Eighty-Five Thousand Deutschmarks (DM 185,000) (the "Beleke Purchase Price"). The total purchase price for the remaining EP shares owned by the Individual Sellers shall be One Hundred Eighty-Six Thousand Deutschmarks (DM186,000) (the "Individual Purchase Price").

SECTION 2.  PAYMENT AND DELIVERY
--------------------------------

     2.1  Sale of Shares.  Following execution of this Agreement and on or
          --------------
before 30 June 1999 (the "Closing Date"), the Sellers shall transfer title ("abtreten") to the EP Shares to the Purchaser by notarial deed to be recorded in substantially the form as attached hereto as part of Schedule 1. The list of Sellers, the amount of shares owned by each Seller and the purchase price to be paid to each of the Sellers is set forth on Exhibit "A" attached hereto. Simultaneously, Purchaser shall deliver to Beleke the Beleke Purchase Price in cash, and to the Individual Sellers the Individual Purchase Price in the form of Forty-Nine Thousand Five Hundred Eighteen (49,518) shares of common stock of ALPNET, Inc. (the "ALPNET Shares") as set forth on Exhibit "B" attached hereto. The purchase and sale of the EP shares shall be consistent with the following terms:

          2.1.1 The Purchaser shall deliver the ALPNET Shares to the Sellers as set forth in Exhibit A.

     2.1.2 Beleke currently has a loan outstanding to EP (the "Beleke Loan"). At Closing (as defined below), ALPNET shall deliver to Beleke a promissory note made payable to Beleke in the principal amount of Six Hundred and Five Thousand Deutchsmarks (DM605,000), due and payable one year from Closing and bearing interest at eight percent (8%) per annum and payable quarterly.

     2.1.3 Each of the Individual Sellers (except for EP Beteiligungs GbR) and a Mr. Sperber and a Mr. Anschutz have loans outstanding to EP (the "Individual Loans"). At Closing (as defined below), ALPNET shall deliver to each of the Individual Sellers and to Mr. Sperber and Mr. Anschutz a promissory note in the principal amount of the then outstanding balance of their Individual Loan and containing the following terms and conditions:

            . The principal amount shall be repaid in three equal installments due 36, 48 and 60 months, respectively, from Closing.

            . Bearing interest at eight percent (8%) per annum and payable quarterly.

            . ALPNET may repay the promissory notes at any time without a penalty.

            . Any time 12 months after Closing, at the option of the note holders, the principal amount of their promissory notes may be converted to ALPNET restricted common stock at the applicable conversion price. The "base conversion price" shall be the average of the closing bid and ask for ALPNET common stock as quoted on Nasdaq for the five (5) trading days prior to Closing. The "applicable conversion price" is based on the base conversion price and the time of conversion as set forth below:

Time of Conversion                                  Conversion Price
--------------------------------------------------------------------------------------------------------
12 - 24 months from Closing                         Base conversion price
--------------------------------------------------------------------------------------------------------
24 - 36 months from Closing                         Base conversion price plus 10%
--------------------------------------------------------------------------------------------------------
36 - 48 months from Closing                         Base conversion price plus 20%
--------------------------------------------------------------------------------------------------------
48 - 60 months from Closing                         Base conversion price plus 30%
--------------------------------------------------------------------------------------------------------

            . At the option of the Individual Sellers, ALPNET may be required on an annual basis, within sixty (60) days of ALPNET filing its Form 10-K with the U.S. Securities and Exchange Commission, to register the restricted shares of ALPNET stock issued upon conversion of all or a portion of the notes.

     2.1.4 EP has a loan outstanding to a Mr. Rossipaul in the principal amount of Fifty Thousand Deutchsmarks (DM 50,000) (the "Rossipaul Loan"). At Closing (as defined below), ALPNET shall pay Mr. Rossipaul the principal amount of the Rossipaul loan in cash together with all accrued interest thereon in exchange for written confirmation from Mr. Rossipaul that he has no further claims against EP upon receipt of such payment.

     2.1.5 ALPNET shall take prompt action to substitute itself or its nominee in place of the Sellers as guarantor on all EP loans, lines of credit or other financial instruments.

     2.2  Restricted Shares.  The ALPNET Shares issued to the Sellers will be
          -----------------
unregistered, restricted common shares, and resale thereof will be subject to the provisions of the U.S. Securities Act of 1933, including Rule 144, which provides in part that restricted shares cannot be sold into the public market for a period of at least 12 months after the consummation of the acquisition, and the sale must comply with certain rules which cover when and under what terms such shares can be sold.

SECTION 3.  VOTING RIGHTS
-------------------------

     During the term of this Agreement, the Purchaser shall have the right, but not the obligation, to exercise all voting rights evidenced by, or relating to, the EP Shares, and the Sellers shall execute due and timely proxies in favor of the Purchaser for such purpose.

SECTION 4.  EXECUTION AND CLOSING
---------------------------------

     4.1  Execution.  This Agreement (the "Execution") shall be signed by all
          ---------
parties and the date of the signature by the last party signing this Agreement shall be called the "Execution Date".

     4.2  Closing.  Following the Execution, the completion and closing of the
          -------
transactions contemplated herein shall take place at a meeting of the parties on or before 30 June 1999 (the "Closing"). The Closing shall occur at a place mutually agreed to by the parties.

     4.3  Extension of Closing.  Provided that reasonable progress is being
          --------------------
made by Purchaser, the Closing may be extended upon written notice from Purchaser, in Purchaser's discretion, to allow reasonable time (not to exceed thirty (30) days from the Execution Date) for completion of those conditions precedent. Pending the Closing, Sellers shall (a) cause EP to afford to the authorized representatives of Purchaser, including legal and accounting personnel, access to the properties, books and records of EP in order that Purchaser may have full opportunity to make such investigations as it shall desire into the affairs of EP, and (b) furnish to Purchaser such financial and operating data and other information as to the business and properties of EP as Purchaser shall from time to time reasonably request. No exercise of the rights of Purchaser hereunder shall relieve or limit Sellers from any liability that may arise from any breach of warranty, covenant, representation or agreement contained in this Agreement.

SECTION 5.  REPRESENTATION AND WARRANTIES OF THE SELLERS
--------------------------------------------------------

     5.1  Representations and Warranties of Seller.  As an inducement to
          ----------------------------------------
Purchaser to enter into and perform this Agreement and in consideration of Purchaser's covenants herein contained, on the date hereof and the Closing Date, the Sellers, individually and severally, represent, warrant and certify to Purchaser as follows:

          5.1.1 The Sellers are the sole owners of the EP Shares, both of record and beneficially, and have good and marketable title thereto free and clear of all liens, pledges and encumbrances of any kind whatsoever, including any put, call, buy-sell or other options.

          5.1.2 The EP Shares constitute validly issued voting stock of EP and are fully paid and non-assessable, and no repayments, either open or disguised, have been made on the EP Shares. The EP Shares represent 100% of all of the total registered capital ("Stammkapital") of EP and Sellers have made available and/or delivered to Purchaser all notary documents from the formation of EP.

          5.1.3 The financial statements of EP dated 31 December 1998 ("Financial Statements"), on which the valuation of the EP Shares is based, are complete, accurate and fairly present the financial condition of EP as of the date thereof and the results of its operations. The Financial Statements are in conformance to U.S. generally accepted accounting principles consistently applied.

          5.1.4 There are no material liabilities, either fixed or contingent, not reflected in the Financial Statements other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would materially alter the financial condition of EP as reflected in the Financial Statements unless otherwise disclosed in writing by the Sellers to Purchasers prior to execution of this Agreement.

          5.1.5 EP owns and holds all the right, title and interest in and to the intellectual property, including but not limited to the computer software technology, that ALPNET seeks to acquire through the acquisition of EP, free and clear of all liens, pledges and encumbrances of any kind whatsoever, except as otherwise disclosed in writing to ALPNET.

          5.1.6 Neither the Sellers nor EP are involved in any pending litigation or governmental investigation or proceeding, and specifically regarding patent or trademark infringement, not reflected in the Financial Statements, or otherwise disclosed in writing to Purchasers and, to the best knowledge of the Seller, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against the Sellers or EP.

          5.1.7 EP is duly organized and qualified to do business in Germany, and is duly qualified to do business in each country where required to be so qualified, except where the failure to so qualify would not have a material adverse effect on the business of EP.

          5.1.8 EP has filed all governmental, tax or related returns and reports due or required to be filed and has paid or accrued all taxes or assessments which have become due since the date of the Financial Statements or has filed extensions with regard thereto. EP is, as of the Closing Date, in full compliance with all German laws and regulations, statutes, ordinances, and requirements for the proper continuance of a German corporation.

          5.1.9 The execution of this Agreement will not materially violate or breach any agreement, contract, or commitment to which EP or the Sellers are a party, and all contracts to which EP is a party are in full force and effect.

          5.1.10 The Sellers are duly authorized and empowered to execute this Agreement, and the Sellers have obtained consent for the sale of the EP Shares from all necessary governmental agencies, customers, and clients, where applicable.

          5.1.11 The Sellers have had access to such financial and other information as the Sellers deem necessary to make a fully-informed decision as to the sale of the EP Shares for the ALPNET Shares and have had the opportunity to verify any such information as the Sellers deems appropriate and have had the opportunity to have legal counsel of the Sellers' choosing.

          5.1.12 Sellers are acquiring the ALPNET Shares for their own account for investment only and not with a view to, or for resale in connection with, any public distribution of such securities in violation of the U.S. Securities Act of 1933. Sellers have, or as of the Closing Date will have, obtained from the Purchaser all financial and other information to their satisfaction concerning the business and operations of the Purchaser. Based on the Sellers' knowledge and experience in business and financial matters, and on Sellers' intimate knowledge of EP and the Purchaser and their operations, Sellers represent that they are each capable of evaluating the merits and risks of the investment in Purchaser.

          5.1.13 Sellers shall continue to be bound by the terms of that certain Confidentiality and Non-Disclosure Agreement attached as an exhibit to that certain Heads of Agreement entered into between the parties as of the 25th day of March 1999.

     5.2  Survival of Representations and Warranties.  Each of the
          ------------------------------------------
representations and warranties set forth in this Section 5 shall be true and correct at and as of the Closing Date with the same force and effect as though made at said time, except for the effect of events or changes approved in writing by Purchaser. All of the Sellers' representations and warranties shall be deemed continuing representations and warranties, shall survive the Closing and shall not be limited by this Agreement as to time. The Sellers shall indemnify and hold Purchaser harmless against any loss or liability, damage, cost, expense, attorneys' fees, disbursements, court costs, penalties, interest, punitive damages, consequential damages, fines, taxes or other loss of any nature resulting from or arising out of a breach of any one or more of the representations and warranties of the Sellers set forth in this Agreement.

     5.3  Best Efforts.  Between the date of this Agreement and the Closing
          ------------
Date, the parties shall use their best efforts to cause the conditions of
Section 7 to be satisfied.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
-------------------------------------------------------

     6.1  Representations and Warranties of Purchaser.  As an inducement to the
          -------------------------------------------
Sellers to enter into and perform this Agreement and in consideration of the Sellers' covenants herein contained, on the date hereof and the Closing Date Purchaser represents, warrants and certifies to the Sellers as follows:

          6.1.1  Capacity.  Purchaser is a corporation, duly organized, validly
                 --------
     existing, and in good standing under the laws of the State of Utah, with all requisite power, authority, and permits to carry on its business and to own, lease, and operate its properties used in connection therewith. Upon its execution and delivery by Purchaser, this Agreement shall be a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

          6.1.2  No Conflicts.  The execution, delivery and performance of this
                 ------------
     Agreement by Purchaser do not conflict with or violate any other agreement or commitment by which Purchaser is bound.

          6.1.3  Government Approvals.  No filing or registration with, or
                 --------------------
     permit, authorization, consent, approval or order of, any governmental or regulatory authority is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.

          6.1.4  ALPNET Current in Filings.  As of the Closing Date, Purchaser's
                 -------------------------
     public disclosure filings (Annual Report, Form 10-K, Forms 10-Q, Proxy Statement) made pursuant to the rules and regulations of the U.S. Securities and Exchange Commission contain all of the material intended to be disclosed, and contain a complete representation of the status of ALPNET for the periods presented.

     6.2  Survival of Representations and Warranties.  Each of the
          ------------------------------------------
representations and warranties set forth in this Section 6 shall be true and correct at and as of the Closing Date, with the same force and effect as though made at said time, except for the effect of events or changes approved in writing by the Sellers. The representations and warranties of Purchaser contained in this Section 6 shall be deemed continuing representations and warranties and shall survive the Closing. Purchaser shall indemnify and hold the Sellers harmless against any loss or liability, damage, cost, attorneys' fees, disbursements, court costs, penalties, interest, punitive damages, consequential damages, fines, taxes, or other loss of any nature resulting from, or arising out of, a breach of the representations and warranties of Purchaser set forth in this Section 6.

SECTION 7.  CONDITIONS OF CLOSING
---------------------------------

     7.1  Conditions of Purchaser's Obligation to Close.  Purchaser's
          ---------------------------------------------
obligation to consummate the transactions contemplated by this Agreement and to make any payments hereunder is subject to the fulfillment (or the waiver thereof by Purchaser in writing) of the following conditions on or before the Closing
Date:

          7.1.1  Representations and Warranties True as of the Closing Date.
                 ----------------------------------------------------------
     The representations and warranties of EP and the Sellers contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement, and at and as of the Closing Date, with the same effect as though such representations and warranties were made as of such date.

          7.1.2  Authorization.  All actions of all governmental agencies,
                 -------------
     officials and authorities required to authorize the valid execution, delivery and performance by the Sellers of this Agreement shall have been duly taken, and this Agreement shall be a valid, legal and binding obligation of the Sellers.

          7.1.3  Compliance.  EP and the Sellers shall have complied with their
                 ----------
     covenants and agreements contained in this Agreement. All representations made by each of EP and the Sellers herein shall be essentially true, accurate and correct as of the Closing Date and there shall be no breach of any warranties or covenants made hereunder by EP or the Sellers.

          7.1.4  Delivery of Corporate Records, Books, Etc.  As of the Closing,
                 -----------------------------------------
     the Sellers shall have delivered to Purchaser all of the items described in
     Schedule 1 attached hereto, and all other books and records of EP and all of the information, exhibits and other items in Sellers' possession to be delivered by the Sellers pursuant to this Agreement.

          7.1.5  Condition of EP's Business.  As of the Closing Date, there
                 --------------------------
     shall not have been, by act of the Sellers or EP, any material adverse change in EP's business or prospects not contemplated as of the date of this Agreement. Further, as of the Closing Date the Sellers shall not be involved (voluntarily or involuntarily) as the subject of a proceeding under any federal or German bankruptcy laws or state receivership or similar act or laws, nor shall the goodwill value associated with EP or the value of EP's computer software technology have materially diminished from its value as of the date hereof.

          7.1.6  Ownership of Shares.  The Sellers shall have delivered evidence
                 -------------------
     satisfactory to Purchaser indicating that (a) they own all of the EP Shares including, but not limited to, all notary documents from the formation of EP, and (b) the Sellers will be able to convey the EP Shares to Purchaser at the Closing free and clear of all liens and encumbrances.

          7.1.7  No Extraordinary Expenses.  EP shall not have incurred or made
                 -------------------------
     a commitment to pay any extraordinary expenses ("Extraordinary Expenses") such as (but not limited to) consulting fees, directors' fees, bonuses, severance payments to employees or any amounts paid to affiliated companies that are not disclosed on the Financial Statements. In addition, Purchaser shall have approved all transactions involving assets or liabilities of EP between the date hereof and the Closing Date.

     7.2  Failure of Conditions, Warranties or Other Obligations.  If one or
          ------------------------------------------------------
     more conditions to Purchaser's obligation to consummate this transaction as set forth in Section 7.1 has not been satisfied, or if any of the Sellers' representations or warranties are untrue in any material respect, or if the Sellers fail to otherwise perform their obligations hereunder, then Purchaser may, at its option, elect to consummate the transaction, but the Purchase Price shall be reduced as is reasonably necessary to cover the amounts indicated below. The actual amount(s) of any such reduction(s) shall be mutually agreed upon by the parties or, failing that, by binding arbitration conducted in accordance with the International Arbitration Rules of the American Arbitration Association as set forth in more detail in Section 10 below. Reduction of the consideration payable shall be in addition to and not in lieu of any other rights or remedies to which Purchaser may be entitled:

          7.2.1 Any amount needed to compensate and indemnify Purchaser because of a breach by the Sellers of any warranty or representation herein or any adverse change in the properties, assets or business of EP; and/or

          7.2.2 Any amount needed to compensate and indemnify Purchaser for Purchaser's waiver of any closing condition stated above which is the Sellers' obligation to perform; and/or

          7.2.3 Any amount of any dividends or other distributions to the Sellers paid or owed by EP since the date of the Financial Statements, except for customary and usual management fees and distributions similar to those paid prior to the date hereof; and/or

          7.2.4 Any amount paid or committed by the Sellers to pay extraordinary expenses.

     7.3  Conditions of the Sellers' Obligation to Close.  The Sellers'
          ----------------------------------------------
obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or the waiver thereof by the Sellers in writing) of the following conditions on or before the Closing Date:

          7.3.1  Compliance with Obligations.  Purchaser shall have materially
                 ---------------------------
     complied with all of Purchaser's obligations to be performed hereunder, including the payment of the Purchase Price, prior to or on the Closing Date.

          7.3.2  Purchaser's Representations.  All representations made by
                 ---------------------------
     Purchaser shall be true, accurate and correct as of the Closing Date and there shall be no breach in the warranties or covenants made hereunder by Purchaser.

          7.3.3  Delivery of Documents.  Purchaser shall have executed and
                 ---------------------
     delivered to the Sellers any and all documents required or necessary to consummate the transactions contemplated by this Agreement.

SECTION 8.  TRANSACTIONS AT CLOSING DATE
----------------------------------------

     Subject to the terms of this Agreement, on or before the Closing Date, the parties hereto shall perform the following actions in the following order, with each action conditioned on every other action so that no action will be deemed to have been performed unless and until all actions have been performed.

     8.1  Ownership.  The Sellers shall transfer and deliver to Purchaser
          ---------
appropriate documents evidencing ownership of all the EP Shares, accompanied by such instruments of transfer and conveyance as Purchaser may reasonably request or as may be required by law so that Purchaser receives from the Sellers all of the EP Shares free and clear of any lien, encumbrance, pledge or claim whatsoever.

     8.2  Other Deliveries.  Purchaser shall deliver to the Sellers and the
          ----------------
Sellers shall deliver to Purchaser all other documents that may be reasonably required by the parties or their attorneys to evidence the satisfactory completion of all of the other conditions of the Closing.

     8.3  Payment.  In exchange for the transfer of title of the EP Shares from
          -------
the Sellers to the Purchaser, Purchaser shall deliver to the Individual Sellers the ALPNET Shares and to Beleke a company check in the amount of the Beleke Purchase Price.

     8.4  Promissory Notes.  Purchaser will deliver the promissory note for the
          ----------------
Beleke Loan, the promissory notes for the Individual Loans, promissory notes to Mr. Sperber and Mr. Anschutz and a company check for the Rossipaul Loan.

     8.5  Post-Closing Financial Statements.  Within thirty (30) business days
          ---------------------------------
after the Closing, EP shall deliver to Purchaser financial statements of EP as of the Closing Date, certified to be accurate by the Sellers (the "Post-Closing Financial Statements"). The Post-Closing Financial Statements will have been prepared in all material respects in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the period involved, and will fairly present the financial condition and the results of operation of EP as of the dates thereof. The Post-Closing Financial Statements shall fairly present the financial condition of EP and results of operations of EP for the periods reflected therein, and will be consistent with the books and records of EP, subject to adjustments consisting of normal recurring accruals which are customarily recorded by EP. All accounts receivable of EP that are reflected on the balance sheet included in the Post-Closing Financial Statements will represent, and the accounts receivable to be reflected on the post-closing balance sheet shall represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

     8.6  SEC Filings.  Within fifteen (15) days of the Closing Date, ALPNET
          -----------
must file with the U.S. Securities and Exchange Commission a Form 8-K disclosing the consummation of the transaction contemplated by this Agreement. Within sixty
(60) days of the Closing Date, ALPNET must file with the U.S. Securities and Exchange Commission an amended Form 8-K which must include the audited financial statements of E.P. for the years ended December 31, 1997 and 1998. E.P. and each of the Sellers agree that they will cooperate with ALPNET in every way necessary in order to allow ALPNET to meet these filing deadlines.

SECTION 9.  DEFAULT
-------------------

     If any of the parties hereto fails to perform any of their obligations hereunder and such condition is not cured within ten (10) business days after written notice thereof by the other, such party shall be in default, thereby entitling the non-defaulting party to proceed at law and in equity to enforce its rights under this Agreement.

SECTION 10.    MISCELLANEOUS PROVISIONS
---------------------------------------

     10.1 Termination.
          -----------

          10.1.1 Termination of Agreement.  The parties may terminate this
                 ------------------------
Agreement as provided below:

                 A. The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 B. Purchaser may terminate this Agreement by giving written notice to EP and the Sellers on or before the Closing, if Purchaser is not satisfied with the results of EP continuing business, legal, and accounting due diligence;

                 C. Purchaser may terminate this Agreement by giving written notice to EP and the Sellers at any time prior to the Closing (i) if either EP or the Sellers has breached any representation, warranty, or covenant contained in this Agreement and the breach has continued after notice to EP and the Sellers by Purchaser without cure for a period of thirty (30) days or (ii) if the Closing shall not have occurred on or before June 30, 1999, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

                 D. EP and the Sellers may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement, and the breach has continued after notice to Purchaser by EP and the Sellers without cure for a period of thirty (30) days, or (ii) if the Closing shall not have occurred on or before June 30, 1999, by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from EP or the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

          10.1.2 Effect of Termination.  If any party terminates this Agreement
                 ---------------------
     pursuant to Section 10.1.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

     10.2 Costs and Expenses; Fees.  If this Agreement is terminated before the
          ------------------------
Closing, each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

     10.3 Survival of Representations and Warranties.  The respective
          ------------------------------------------
obligations of Purchaser and the Sellers hereunder and all representations and warranties made in this Agreement, all exhibits hereto, and all certificates and documents delivered pursuant hereto, shall survive the Closing.

     10.4  Binding Agreement.  This Agreement shall be binding upon and shall
           -----------------
inure to the benefit of the successors and assigns of the respective parties hereto.

     10.5  Captions.  The headings used in this Agreement are inserted for
           --------
purposes only and shall not be deemed to define, limit, extend, describe, or affect in any way the meaning, scope or interpretation of any of the terms or provisions of this Agreement or the intent hereof.

     10.6  Counterparts.  This Agreement may be signed in any number of
           ------------
counterparts with the same effect as if the signatures upon any counterpart were upon the same instrument. All signed counterparts shall be deemed to be one original.

     10.7  Severability.  The provisions of this Agreement are severable, and
           ------------
should any provision hereof be void, voidable, unenforceable or invalid, such void, voidable, unenforceable or invalid provision shall not affect the other provisions of this Agreement.

     10.8  Waiver of Breach.  Any waiver by any party of any breach of any kind
           ----------------
or character whatsoever by the other, whether such be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement.

     10.9  Cumulative Remedies.  The rights and remedies of the parties hereto
           -------------------
shall be construed cumulatively, and none of such rights and remedies shall be exclusive of, or in lieu or limitation of, any other right, remedy or priority allowed by law.

     10.10 Governing Version of Agreement.  ALPNET shall provide E.P. and the
           ------------------------------
Sellers with a German version of this Agreement. However, the English version of this Agreement shall be the agreement binding upon the parties hereto.

     10.11 Amendment.  This Agreement may not be modified except by an
           ---------
instrument in writing signed by the parties hereto.

     10.12 Interpretation.  This Agreement shall be interpreted, construed and
           --------------
enforced according to the substantive laws of the state of Utah, United States of America, in force at the time of execution. Any controversy or claim arising between the parties including any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"). The AAA shall appoint one arbitrator who shall be from Germany and shall determine the place of arbitration pursuant to the Rules. The language to be used in the arbitral proceedings shall be English. Any judgment rendered pursuant to the Rules shall be enforceable in both Germany and Utah.

     10.13 Attorneys' Fees.  In the event any action or proceeding is brought
           ---------------
by any party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, whether such sums are expended with or without arbitration or suit, at trial or on appeal.

     10.14 Notice.  All notices, requests, demands and other communications
           ------
hereunder shall be deemed to have been duly given when such notice shall have been either (i) duly mailed by registered or certified, first-class mail, return receipt requested, postage prepaid, or (ii) transmitted by hand-delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below, or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith:

                                 ALPNET, Inc.
                           4460 South Highland Drive
                                  Suite #100
                        Salt Lake City, UT 841244-3543
                                      USA

                            Verlagsgruppe Beleke KG
                             KronprinzenstraBe. 13
                                 D-45128 Essen
                                    Germany

                              Dr. Klemens Waldhor
                             Friedrich StraBe. 17
                                D-90574 RoBtal
                                    Germany

                               Dr. Gerhard Heyer
                              Karl-Rothe-StraBe 2
                                D-04105 Leipzig
                                    Germany

                              Ms. Sigrun Schuster
                                  Tulpenweg 6
                                D-90537 Feucht
                                    Germany

                              EP Beteiligungs GbR
                              Further StraBe. 212
                               D-90429 Nurnberg
                                    Germany

                    EP Electronic Publishing Partners GmbH
                              Further StraBe 212
                               D-90429 Nurnberg
                                    Germany

     10.15 Brokers.  The Sellers represent and warrant to Purchaser that no
           -------
broker or finder acted for them or is entitled to any fee or commission in respect of the transactions contemplated hereby. The Sellers shall indemnify and hold Purchaser harmless in respect of any breach of the foregoing representation and warranty. Purchaser represents and warrants to the Sellers that no broker or finder acted for Purchaser or is entitled to any fee or commission in respect of the transactions contemplated hereby. Purchaser shall indemnify and hold the Sellers harmless in respect of any breach of the foregoing representation and warranty.

     10.16 Time of Essence.  Time is the essence of this Agreement.
           ---------------

     10.17 Assignment.  Purchaser may freely assign its rights, and delegate its
           ----------
duties, under this Agreement to any partnership, corporation or other entity owned or substantially controlled by Purchaser, provided that no such assignment shall relieve Purchaser of the ultimate performance of its obligations hereunder .

     10.18 Voting Rights.  It is understood and agreed that until the effective
           -------------
transfer of the EP Shares to Purchaser, all voting rights applicable to the EP Shares shall belong to the Sellers.

     10.19 Orderly Transition.  The Sellers shall before and after the Closing
           ------------------
Date (a) cooperate fully with Purchaser to provide a smooth and orderly transition in the ownership and business operations of EP, and (b) cooperate fully and furnish information requested by Purchaser in connection with any dispute, claim or litigation involving events occurring prior to the Closing.


                     [THIS SPACE INTENTIONALLY LEFT BLANK]

     DATED effective the day, month and year first above written.

PURCHASER:                            SELLERS:

ALPNET, INC., a Utah corporation      VERLAGSGRUPPE BELEKE KG


By:  /s/ Jaap van der Meer            /s/
     -----------------------------    ------------------------------------
     Jaap van der Meer                By:_________________________________
     Its President                    Its:________________________________


                                      /s/
                                      ------------------------------------
                                      DR. KLEMENS WALDHOR


                                      /s/
                                      ------------------------------------
                                      Dr. Klemens Waldhor
                                      on behalf of:
                                      DR. GERHARD HEYER


                                      /s/
                                      ------------------------------------
                                      Mr. Hans Anschutz
                                      On behalf of
                                      MS. SIGRUN SCHUSTER

                                      EP BETEILIGUNGS GbR


                                      /s/
                                      ------------------------------------
                                      By:_________________________________
                                      Its:________________________________


                                      EP Electronic Publishing Partners GmbH


                                      /s/
                                      ------------------------------------
                                      By:_________________________________
                                      Its:________________________________

                                   EXHIBIT A
                                   ---------

                          to Stock Purchase Agreement

                             (Dated 30 June 1999)

                                Ownership of EP

                           Ownership            Value of EP
Name of Shareholder         Interest         Ownership in DM
-------------------         --------         ---------------
Dr. Waldhor                    16.67%         DM  45,000  DM  62,000

Dr. Heyer                      16.67%         DM  45,000  DM  62,000

Ms. Schuster                   02.59%         DM   7,000  DM   9,644

EP Beteiligungs GbR            14.07%         DM  38,000  DM  52,356

Verlagsgruppe Beleke KG        50.00%         DM 135,000  DM 185,000
                                              ----------  ----------

               Total:         100.00%         DM270,000   DM 371,000
                                              ---------   ----------

                                   EXHIBIT B
                                   ---------

                          to Stock Purchase Agreement

                             (Dated 30 June 1999)

                         ALPNET Shares to the Sellers

Name of Shareholder      No. of Shares       Share Certificate Number(s)
-------------------      -------------       ---------------------------
Dr. Waldhor                   16,506

Dr. Heyer                     16,506

Ms. Schuster                   2,568

EP Beteiligungs GbR           13,938
                              ------

     Total ALPNET Shares      49,518
                              ======

                                   SCHEDULE 1

                          to Stock Purchase Agreement

                             (Dated 30 June 1999)

                Items to be Delivered by the Sellers at Closing



1.  Ownership records that account for 100% of the ownership of EP.

2. Any other corporate records for EP including, without limitation, an extract from the commercial register of EP.

3.  A notarial deed(s) in substantially the form attached hereto.